Cohen & Co®

COHEN & COMPANY, LTD.
Registered with the Public Company Accounting Oversight Board

800.229.1099 | 866.818.4538 FAX | cohenco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2026, relating to the financial statements and financial highlights of Vert Global Sustainable Real Estate ETF, a series of Manager Directed Portfolios, which are included in Form N-CSR for the year ended June 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 26, 2026